FOURTH AMENDMENT TO AGREEMENT OF SALE
                     -------------------------------------

     THIS FOURTH AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made as of the 10 day of September, 1998 by and between JOSEPH FREED HOLDINGS, L.L.C., an Illinois limited liability company ("Purchaser"), AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, not personally but as Trustee under Trust Agreement dated April 24, 1987 and known as Trust Number 102332-03 ("Trustee") and EVANSTON PLAZA INVESTORS A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Beneficiary") (Trustee and Beneficiary are hereinafter together referred to as "Seller").

     WHEREAS, Seller and Purchaser entered into that certain Agreement of Sale ("Original Agreement") made as of December 8, 1997, as amended by the First Amendment to Agreement of Sale dated May 28, 1998 ("First Amendment"), the Second Amendment to Agreement of Sale dated July 24, 1998 ("Second Amendment") and the Third Amendment to Agreement of Sale dated August 27, 1998 ("Third Amendment" together with the Original Agreement, the First Amendment and the Second Amendment, the "Agreement") pursuant to which Purchaser agreed to purchase and Seller agreed to sell that certain property commonly known as Evanston Plaza, Evanston, Illinois, legally described on Exhibit A of the Agreement;

     WHEREAS, Seller and Purchaser desire to amend the Agreement to provide that the Purchase Price shall be reduced to Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) at Closing;

     WHEREAS, Seller and Purchaser desire to amend the Agreement to establish conditions precedent to and to set a Closing Date;

     WHEREAS, Seller and Purchaser desire to amend the Agreement to acknowledge the satisfaction and/or waiver of certain conditions precedent to Closing;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

     2. Purchase Price. Paragraph 1 of the Agreement of Sale is hereby amended by deleting the sum of "Seven Million Two Hundred Thousand And No/100 Dollars ($7,200,000.00)" and by inserting the sum of "Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00)" in lieu thereof.

     3. Title and Survey. Paragraph 3.1 of the Agreement is hereby amended by deleting the following language from the seventh grammatical sentence beginning on the seventeenth line from the top of page 2:

          "and a commitment to issue a 3.1 zoning endorsement with parking and loading with respect to the redevelopment work contemplated in the "Dominick's Lease" (as hereinafter defined) to the extent such an endorsement is available based upon a site plan of such redevelopment as opposed to plans and specifications."

     4. Environmental Reports. Paragraph 7.2.A of the Agreement is hereby amended by deleting the first grammatical sentence in its entirety and by inserting the following language in lieu thereof:

          "Seller has delivered to Purchaser the following environmental reports:

               (i) Phase I Environmental Site Assessment of Evanston Plaza, dated June 13, 1997, prepared by EMG (the "Phase I");

               (ii) Phase II Environmental Assessment of Evanston Plaza Shopping Center, dated June 13, 1997, prepared by EMG (the "Phase II");

               (iii) Phase I Environmental Site Assessment, dated April 27, 1994, prepared by ATEC Associates, Inc. ("ATEC") ("ATEC Phase I");

               (iv) Phase I Environmental Site Assessment, dated June 2, 1993, prepared by Nova Environmental Services, Inc. ("Nova Phase I");

               (v) Letter drafted by the Illinois Environmental Protection Agency, dated November 7, 1997 (the "IEPA Letter");

               (vi) Site Investigation Report, Comprehensive Site
          Investigation, dated June 15, 1998, prepared by Bradburne, Briller & Johnson, LLC ("BBJ") ("BBJ Site Investigation Report");

               (vii) Remedial Objectives Report, dated June 15, 1998, prepared by BBJ;

               (viii) Remedial Action Plan, dated June 15, 1998, prepared by BBJ; and

               (ix) Site Investigation Report, dated June 21, 1997, prepared by EMG.

     Collectively, the Phase I, Phase II, ATEC Phase I, Nova Phase I, IEPA Letter, BBJ Site Investigation Report, Remedial Objectives Report, Remedial Action Plan and Site Investigation Report shall be referred herein to as the "Existing Report"."

All references to the "Existing Report" in the Agreement shall have the meaning set forth in this Paragraph 3 of this Amendment.

Paragraph 7.2.A. of the Agreement is further amended by deleting the fifth grammatical sentence therein in its entirety.

     5. Environmental Conditions. Paragraphs 7.2.B, 7.3.A, 7.3.B, 7.3.C, 7.4, 7.5, and 7.6 of the Agreement are hereby deleted in their entirety. Paragraph 7.7 of the Agreement is hereby amended by deleting the following language from the fourth grammatical sentence:

          "except for Seller's obligations to deposit funds into the Environmental Escrow, as set forth in Paragraph 7.4 herein."

     6. Closing Date. Paragraph 8 of the Agreement is hereby amended by deleting the first grammatical sentence in its entirety and by inserting the following language in lieu thereof:

          "The Closing of this transaction (the "Closing") shall occur seven
          (7) days after the satisfaction of the Conditions Precedent (as hereinafter defined) (the "Closing Date"), but in no event earlier than October 1, 1998, at the office of the Title Insurer, Chicago, Illinois, at which time Seller shall deliver possession of the Property, subject to the terms of the Leases (as hereinafter defined) to Purchaser."

     7. Closing Documents. Paragraph 9.2 of the Agreement is hereby amended by deleting the following subparagraphs in their entirety:

          "9.2.12.  the Environmental Escrow Agreement,"

          "9.2.15. an assignment and assumption of the Fretter's Agreement of Sale and the Toys "R" Us Agreement of Sale in accordance with the terms of Paragraph 29.6 herein."

     8. Representations and Warranties. Paragraph 16.1 of the Agreement of Sale is hereby amended by deleting the following language from the third line of the first grammatical sentence: "Michael Conter (the asset manager responsible for the property)" and by inserting the following language in lieu thereof: "Jerry Ogle". The name "Michael Conter" should be deleted in the tenth line of Paragraph 16.1 and the name "Jerry Ogle" should be inserted in lieu thereof.

     9. Tenant Certificates. Seller and Purchaser hereby acknowledge that Seller has delivered all the Tenant Certificates required pursuant to Paragraph 27 of the Agreement and Purchaser acknowledges that such delivery is sufficient to satisfy the requirements of Paragraph 27. Purchaser hereby waives the Estoppel Condition set forth in Paragraph 27.4 and waives any rights in connection with Paragraph 27 to (a) require the delivery of any Seller Tenant Certificates, (b) receive any credit at Closing or (c) terminate this Agreement.

     10. IRPTA. Paragraph 28 of the Agreement is hereby amended by deleting said Paragraph in its entirety and by inserting the following language in lieu thereof:

          "Seller and Purchaser hereby indicate that they are aware of the purpose and intent of the Illinois Responsible Property Transfer Act (the "Act") and the disclosure document referred to in the Act. Seller and Purchaser hereby agree and acknowledge that said disclosure document is not required in this transaction. Purchaser hereby agrees to waive any right to terminate this Agreement pursuant to the Act."

     11. Unsatisfied Lease Obligations. Paragraph 26.1 of the Agreement is hereby amended by deleting said Paragraph in its entirety.

     12. Representations and Warranties. Section 16 of the Agreement is hereby amended by inserting the following subparagraph:

          "16.2.11. All Tenant improvement obligations and leasing commissions have been satisfied and paid in full, other than in connection with that certain Second Amendment to Lease dated as of August 17, 1998 (the "Second Amendment"), with Office Depot, which Second Amendment and tenant improvement obligations Purchaser has agreed to assume at Closing."

     13. Purchaser's Conditions to Closing. Paragraph 29 of the Original Agreement, Paragraphs 2 and 3 of the First Amendment and Paragraph 2 of the Second Amendment are hereby deleted in their entirety.

     14. Conditions Precedent. The obligations of Seller and Purchaser under this Agreement are contingent upon the satisfaction of the following conditions (the "Conditions Precedent") on or before October 30, 1998:

          (a) Seller obtaining approval of the revised Remedial Action Plan (the "Revised RAP") by the Illinois Environmental Protection Agency ("IEPA"). Prior to Seller's submittal of the Revised RAP to the IEPA, Seller will provide Purchaser with a copy of the Revised RAP and Purchaser shall have five (5) business days in which to approve the revisions contained in the Revised RAP. Purchaser acknowledges that it has already approved the Remedial Action Plan submitted to the IEPA as of June 15, 1998. Upon Purchaser's approval of the Revised RAP or after the expiration of said five (5) day period, Seller shall submit the Revised RAP to the IEPA. If Purchaser disapproves of the Revised RAP, this condition precedent shall not be fulfilled.

          (b) Seller holding a public meeting to be held in Evanston, Illinois, regarding the proposed Revised RAP (the "Notice Meeting"); provided, however, that to the extent Seller amends or modifies the Revised RAP as a result of comments considered at the Notice Meeting, said amendments or modifications shall be submitted to Purchaser for approval or disapproval as provided in subsection (a) above. In the event Seller amends or modifies the Revised RAP, subsection (a) above shall not be satisfied until Seller, upon Purchaser's approval, resubmits the Revised RAP to the IEPA and obtains IEPA's approval of the resubmitted Revised RAP.

          If any of the Conditions Precedent set forth above are not fulfilled as of October 30, 1998, Purchaser or Seller may terminate this Agreement by giving written notice of such termination to the other party by November 4, 1998, in which event Seller shall promptly return to Purchaser all Earnest Money deposited, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.1; provided, however, that Purchaser shall have the right to waive the satisfaction of the Conditions Precedent by written notice to Seller on or before October 30, 1998.

     15. Fretter Bankruptcy Claim. Seller and Purchaser hereby agree that Seller shall retain any and all claims arising out of the Fretter, Inc. bankruptcy; provided, however, that Seller agrees to cooperate with Purchaser so that Purchaser may acquire the Fretter's Parcel out of the bankruptcy.

     16. Tax Abatement. Seller and Purchaser hereby agree that Seller shall retain any and all rights to any real estate tax abatements or refunds relating to any period prior to the Closing Date to the extent any such real estate tax abatement or refund relates to any space in the Shopping Center which is vacant or to the extent such real estate tax abatement or refund is not owed to a tenant under such tenant's Lease.

     17.  Indemnification by Purchaser.

          The Existing Report specifically identifies certain types of environmental contamination existing on the Property in excess of industrial/commercial remediation objectives (such excess contamination is collectively referred to as the "Contamination"). Due to the presence of the Contamination, Seller has agreed to reduce the Purchase Price as reflected elsewhere herein. In exchange for such reduction, Purchaser has agreed to provide the limited indemnifications set forth below. For purposes of the limited indemnifications set forth below, "Indemnitees" shall mean Evanston Plaza Investors a Real Estate Limited Partnership, an Illinois limited partnership ("EPI"), and the general and limited partners (and their successors) in EPI. Subject to the Cap (hereinafter defined), Purchaser hereby agrees to indemnify Indemnitees and hold Indemnitees harmless from any out-of-pocket cost or expense actually incurred by Indemnitees after the Closing in connection with any action by the IEPA (or any other Illinois agency) or any local or federal agency pursuant to applicable law requiring remediation of the Contamination on the Property ("Governmental Enforcement Indemnification"). Purchaser hereby further agrees to indemnify Indemnitees and hold Indemnitees harmless from any out-of-pocket cost or expenses actually incurred by Indemnitees after the Closing arising out of Purchaser's exacerbation of the Contamination on the Property to the extent, but only to the extent, Purchaser or its agents are actually responsible for exacerbating the Contamination. Notwithstanding anything to the contrary: (i) Purchaser shall not have any indemnification obligation to Indemnitees until the total of all indemnifiable costs exceeds $5,000; and (ii) in no event shall Purchaser's Governmental Enforcement Indemnification obligations exceed, in the aggregate, the Cap (as the same may be reduced as provided below). The foregoing indemnifications shall expire on the date which is four (4) years after the Closing. The Governmental Enforcement Indemnification shall not include, and shall specifically exclude, any third-party tort claims (including, without limitation, personal injury and property damage claims arising from or out of any contamination in the soil, water or air). Notwithstanding anything to the contrary, the Purchaser's indemnities shall be personal to Indemnitees and may not be enforced against Purchaser by any third parties or governmental agencies. For purposes hereof, the Cap shall initially be equal to $3,700,000.00, but shall be reduced, dollar for dollar, for each and every dollar paid by Purchaser to non-affiliates of Purchaser as reflected by paid invoices in connection with arm's-length contracts for remediating, containing, monitoring or otherwise responding to any Contamination whatsoever, including, without limitation, testing, monitoring, excavating, backfilling, preparation and submission of additional reports to the IEPA, attorney's and consultant's fees, and all other costs, fees or charges associated in connection therewith. Seller and Purchaser agree that the indemnification obligations set forth above shall survive the delivery of title, shall not merge into the deed and shall survive closing as provided herein.

     Within thirty (30) days after an Indemnitee acquires knowledge of an event that may give rise to an indemnification obligation of Purchaser hereunder ("Occurrence"), Indemnitees shall give written notice to Purchaser describing the event in reasonable detail, the failure of which shall permit Purchaser to offset against its indemnification obligation hereunder an amount equal to the amount of any increased or additional costs or expenses incurred as a result of such failure to give Purchaser timely notice, including, without limitation, any increased cost of remediation. Such notice shall include a copy of all relevant notices, pleadings and the like. Indemnitees and Purchaser shall cooperate with each other and jointly develop a strategy for responding to the Occurrence. In no event shall Seller and/or any of the Indemnitees agree or acknowledge any obligation to remediate the Property without the prior written consent of Purchaser, which consent Purchaser shall not unreasonably withhold. Purchaser shall respond to a request for its consent within twenty (20) days. Any failure to obtain Purchaser's consent as required above shall vitiate Purchaser's indemnification obligations arising out of such Occurrence. Prior to incurring any indemnifiable costs, Indemnitees shall give Purchaser ten (10) days' advance written notice, which notice shall specify the estimated amount to be incurred and shall specify, in reasonable detail, the purpose for incurring such costs. Purchaser shall have no obligation to indemnify Indemnitees for any indemnifiable costs for which Purchaser has not received such notice. Upon receipt of such notice, Purchaser may object to any such cost or the purpose for which it is intended to be incurred, in which event Seller and Purchaser shall diligently proceed in good faith to resolve the objection. If Indemnitees and Purchaser are not able to resolve the objection, the matter shall be resolved through binding arbitration. At anytime from and after an Occurrence, Purchaser shall have the right, but not the obligation, to
(i) assume the negotiation, challenge and/or defense concerning the Occurrence, and to resolve any such matter in any lawful manner; and/or (ii) remediate and/or contain (including, without limitation, installing barriers and/or monitoring equipment) the Contamination which is the subject of the Occurrence. Seller shall promptly execute such documents as reasonably requested by Purchaser and shall otherwise cooperate with Purchaser in connection with the foregoing.

     18. Environmental Remediation Agreement. Upon the Closing of this transaction, Purchaser agrees that Purchaser, or its successors or assigns, shall execute and deliver to Seller the Environmental Remediation Agreement attached hereto as Exhibit A.

     19. Full Force and Effect and Counterparts. Except as amended hereby, the Agreement shall be and remain unchanged and in full force and effect in accordance with its terms. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, Seller and Purchaser may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an "original" for all purposes.

                           [EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              JOSEPH FREED HOLDINGS, L.L.C., an
                              Illinois limited liability company

                              By:/s/Lawrence Freed
                                   --------------------------
                              Name: Lawrence Freed
                                   --------------------------
                              Its:  Manager
                                   --------------------------

                              SELLER:

                              TRUSTEE:

                              AMERICAN NATIONAL BANK AND
                              TRUST COMPANY OF CHICAGO, not
                              personally, but as Trustee under Trust
                              Agreement dated April 24, 1987 and
                              known as Trust No. 102332-03

                              By:/s/Mark DeGrazia
                                   ----------------------------
                              Name: Mark DeGrazia
                                   ----------------------------
                              Its:  Trust Officer
                                   ----------------------------

                              BENEFICIARY:

                              EVANSTON PLAZA INVESTORS A REAL
                              ESTATE LIMITED PARTNERSHIP, an
                              Illinois limited partnership

                              By:  Balcor Equity Partners-IV, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, its general partner

                                        By:/s/Jayne Kosik
                                             -------------------------
                                        Name: Jayne Kosik
                                             -------------------------
                                        Its:  Chief Financial Officer
                                             -------------------------

                                   EXHIBIT A

                      ENVIRONMENTAL REMEDIATION AGREEMENT